Sub-Item 77D: Policies with Respect to Security Investments

Effective October 31, 2017, the Goldman Sachs Dynamic Allocation
Fund (the "Fund") made certain modifications to the Fund's investment policies and repositioned as the Goldman Sachs Alternative Premia
Fund. Additionally, the Fund is no longer classified as non-diversified, as defined under Section 5(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). These changes are described in the supplement to the Fund's Prospectus, Summary Prospectus and Statement of Additional Information filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on August 31, 2017 (Accession No. 0001193125-17-273877), which is incorporated herein by reference.

During the reporting period, the classification of the Goldman Sachs Commodity Strategy Fund, Goldman Sachs Managed Futures Strategy
Fund and Goldman Sachs Global Real Estate Securities Fund (each, a "Fund") changed from non-diversified to diversified, as such terms are defined in the 1940 Act.